CONSULTING SERVICES CONTRACT

This consulting agreement ("Consulting Agreement") is made as of this 18th day of June, 2001, by and between, William T. McClellan ("McClellan"), an individual with an address at P.O. Box 460460, Fort Lauderdale, Florida, 33316 and RONAOKE TECHNOLOGY CORP. (the "Company"), a North Carolina Corporation with, McClellan and the Company collectively sometimes herein referred to as the "Parties". The Parties hereby acknowledges and agree as follows:

     WHEREAS, the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "RNKE", and

     WHEREAS, McClellan is acting as a consultant with private and public companies regarding issues of business development, management reorganization merger and acquisition strategies; and

     WHEREAS, the Company wishes to retain McClellan as non-exclusive corporate consultant; and

         IT IS THEREFORE agreed that:

1. Services. The Company shall retain McClellan to provide general corporate consulting service. The Company understands that any and all suggestions, opinions or advice given to the Company by McClellan are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or decision made lies solely with the Company and not with McClellan.

2. Term. The Term of this Consulting Agreement shall be for a period of six months from the date hereof (the "Term").

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, McClellan shall receive 10,000 common shares of Roanoke technology Corp. unrestricted shares (RNKE).

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4.   Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject herein and supercedes and replaces any prior agreements and understanding, whether oral or written, between them with respect to such matters.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                    ROANOKE TECHNOLOGY CORP.

                                    By: /s/ David Smith, Jr.
                                            David Smith, Jr.

ACCEPTED AND AGREED TO BY:

/s/ William T. McClellan
William T.  McClellan

6-18-01